Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Shine Media Acquisition Corp.

We hereby consent to the use in the Registration Statement on Form S-4 of Green China Resources Inc. of our report dated April 12, 2007, relating to our audit of the financial statements of Shine Media Acquisition Corp. (a corporation in the development stage) as of December 31, 2006 and for the year ended December 31, 2006 and for the period from June 24, 2005 (inception) to December 31, 2005, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/S/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

June 19, 2008